Exhibit 5.1

Cassels Brock & Blackwell LLP
40 King Street West, Suite 2100
Scotia Plaza
Toronto, ON  M5H 3C2

June 9, 2010

The Board of Directors of Altair Nanotechnologies Inc.
204 Edison Way
Reno, Nevada 89502

Re:    Prospectus Supplement to Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Altair Nanotechnologies Inc., a corporation incorporated under the Canada Business Corporations Act (the “Corporation”), with respect to (i) that certain Registration Statement on Form S-3, File No. 333-162009 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Corporation under the United States Securities Act of 1933, as amended (the “Securities Act”) for the registration of the Corporation’s common shares (the “Common Shares”), warrants to purchase Common Shares and units of warrants and Common Shares, (ii) the prospectus supplement dated June 9, 2010, included in the Registration Statement (the “Prospectus Supplement”) relating to the issue and sale of up to U.S.$15,000,000 in Common Shares (the “Placement Shares”), together with the rights associated with the Placement Shares (the “Rights”) issued under the Shareholder Rights Plan Agreement dated November 27, 1998, as amended and restated on October 15, 1999 and as amended further on October 6, 2008 (the “Rights Agreement”) between the Corporation and Equity Transfer Services Inc., and (iii) the At Market Issuance Sales Agreement, dated June 9, 2010 (the “Sales Agreement”), between the Corporation and Thomas Weisel Partners LLC (the “Agent”) relating to the placement by the Agent of the Placement Shares and associated Rights.

In connection with the opinion hereinafter expressed, we have conducted or caused to be conducted such searches as we have considered necessary, advisable or relevant.  We have also prepared or examined all such documents, corporate records of the Corporation, certificates of officers of the Corporation, and other materials as we considered advisable or relevant.  We have also examined such statutes, corporate and public records and other documents including certificates or statements of public officials, and considered such matters of law, as we have deemed necessary as a basis for the opinion hereinafter expressed.  For the purposes of the  opinion set forth below, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity at all relevant times of any natural person signing any such document.

We have also assumed for the purposes of this opinion that:

1.              All of the Placement Shares, together with the Rights associated with the Placement Shares, will be issued by the Corporation prior to any continuance of the Corporation into the State of Nevada.

We are solicitors qualified to carry on the practice of law in the Province of Ontario only.  We express no opinion as to any laws, or matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable to the Corporation as such laws exist on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Placement Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

2.           The Rights associated with the Placement Shares, when issued as contemplated by the Rights Agreement, will be validly issued.

The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the laws of the Province of Ontario.  We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement.  In rendering the opinion set forth in paragraph 2 above, we have assumed that the Corporation’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.

We hereby consent to the reference to our firm under "Legal Matters" in the prospectus supplement dated June 9, 2010 specifically relating to the Placement Shares and the Rights, which constitutes a part of the Registration Statement on Form S-3, File No. 333-162009 and to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, with the Commission as an exhibit to a Form 8-K filed with the Commission and to the incorporation by reference of the opinion into the Registration Statement.

Yours very truly,

/s/  Cassels Brock & Blackwell LLP